EXHIBIT 107

Calculation of Filing Fee Tables

FORM S-1

(Form Type)

BIORESTORATIVE THERAPIES, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share	457 (o)	508,592 (1)	$1.30 (2)	$661,169.60	0.00013810	$91.31
	Total Offering Amounts					$661,169.60		$91.31
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fees Due							$91.31

(1)	Represents shares of common stock to be sold by the selling securityholders. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares being registered hereunder include such indeterminate number of shares of common stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)	Calculated pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low sale prices for our common stock as reported by the NASDAQ Capital Market on November 14, 2025.